Exhibit 5.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Tel: 215-963-5000

Fax: 215-963-5001

www.morganlewis.com

December 9, 2003

Church & Dwight Co., Inc.

469 North Harrison Street

Princeton, New Jersey 08543

Re:	Registration Statement on Form S-3 (Registration No. 333-109048)

Ladies and Gentlemen:

We have acted as counsel to Church & Dwight Co., Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing of the subject Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) $100,000,000 principal amount of its 5.25% Convertible Senior Debentures Due August 15, 2033 (the “Debentures”) and (ii) 2,150,540 shares of the Company’s common stock, par value $1.00 per share, issuable upon the conversion of the Debentures (the “Conversion Shares”), all of which are to be sold by certain holders of the Debentures or the Conversion Shares as described in the Registration Statement. The Debentures were issued under an Indenture, dated August 11, 2003 (the “Indenture”), by and between the Company and The Bank of New York, as trustee (the “Trustee”).

In rendering the opinion set forth below, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Certificate of Incorporation and the Bylaws of the Company, both as in effect on the date hereof, (iii) the Indenture and (iv) the form of the Debentures. We have also examined certain records of the Company’s corporate proceedings and such statutes, records, and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents examined by us, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

December 9, 2003

Based on the foregoing, it is our opinion that (i) the Debentures are valid and legally binding obligations of the Company except as may be limited by the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding at law or in equity) and (ii) the Conversion Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We have assumed for purposes of our opinion that the Indenture was duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in effect on the date hereof. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

Very truly yours,

/S/     MORGAN, LEWIS & BOCKIUS LLP